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                                                                      EXHIBIT 11

                                  SSE TELECOM
                       COMPUTATION OF EARNINGS PER SHARE

   FOR YEARS ENDED SEPTEMBER 27, 1997, SEPTEMBER 28, 1996, SEPTEMBER 30, 1995
              (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE)

                                                                   1997        1996       1995
                                                                  -------     ------     ------
PRIMARY:
Weighted common average shares outstanding......................    5,580      5,368      5,370
Increase in weighted average shares due to dilutive stock
  options and warrants..........................................       --        227        217
Primary weighted average shares.................................    5,580      5,595      5,587
                                                                  -------     ------     ------
Net income/(loss):..............................................  $(1,890)    $  131     $1,099
Primary net income (loss) per share:............................  $  (.32)    $  .02     $  .20
                                                                  -------     ------     ------
FULLY DILUTED:
Weighted average common shares outstanding......................    5,580      5,368      5,370
Increase in weighted average shares due to dilutive stock
  options and warrants..........................................       32        230        220
Shares issuable from assumed exercise of conversion of 6 1/2%
  convertible subordinated debentures...........................      340        711        729
                                                                  -------     ------     ------
Fully diluted shares............................................    5,955      6,309      6,319
                                                                  -------     ------     ------
Net income/(loss):..............................................  $(1,890)    $  131     $1,099
Interest on 6 1/2% convertible subordinated, net of income tax
  effect........................................................      284        358        420
                                                                  -------     ------     ------
Net income/(loss), as adjusted..................................  $(1,606)    $  489     $1,519
                                                                  =======     ======     ======
Fully diluted net income/(loss) per share.......................  $  (.27)*   $  .08*    $  .24*
                                                                  =======     ======     ======

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* This calculation is submitted in accordance with Regulation S-K item 601
  (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive effect.

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